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                                                                    EXHIBIT 21

                        SUBSIDIARIES OF RAM ENERGY, INC.

Subsidiary                                               State of Organization
----------                                               ---------------------

RLP Gulf States, L.L.C.                                  Oklahoma

RB Operating Company                                     Delaware

Carlton Resources Corporation                            Delaware

Magic Circle Energy Corporation                          Delaware

MCENA, Inc.                                              Oklahoma

Onyx Properties Corporation                              Oklahoma

Olympic Energy Corporation                               Oklahoma

Magic Circle Acquisition Corporation                     Oklahoma

Carmen Development Corporation                           Oklahoma

Carmen Field Limited Partnership                         Oklahoma